Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-224903, 333-217702, 333-203861, 333-128232, 333-149418 and 333-166543 on Form S-8 of Surgalign Holdings, Inc. (formerly known as RTI Surgical Holdings, Inc.) (the “Company”), of our reports dated June 8, 2020 (December 30, 2020 as to the effects of discontinued operations discussed in Note 5), relating to the financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting, appearing in the Current Report on Form 8-K of the Company filed on December 30, 2020.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida

December 30, 2020